Exhibit 5.1

March 10, 2017

MeetMe, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938

Re:	MeetMe, Inc. Registration Statement on Form S-3 (under Rule 462(b))

Ladies and Gentlemen:

We have acted as counsel to MeetMe, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) of up to $7.7 million in shares of common stock, par value $0.001, of the Company (the “Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-190535), which became effective on April 18, 2014, including the prospectus which forms a part of such Registration Statement (the “Prospectus”), as supplemented by the prospectus supplement dated July 23, 2014 and from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus and Prospectus Supplements and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s Amended and Restated Bylaws, (iii) certain resolutions of the Company’s Board of Directors and duly authorized Pricing Committee thereof relating to the Registration Statement and Prospectus and the issuance and sale of the shares thereunder, and (iv) such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, representations of officers of the Company and public officials. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

Based upon the foregoing, we are of the opinion that, the Shares, when issued and sold by the Company and delivered against the receipt of payment of the purchase price thereof in the manner contemplated by the Registration Statement, the Prospectus and any and all Prospectus Supplements, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Securities.” In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP